EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GlobalSCAPE, Inc. and Subsidiaries:

We consent to the incorporation by reference in the Registration Statements pertaining to the 1998 Stock Option Plan of GlobalSCAPE, Inc. (Form S-8 No. 333-61160),   pertaining to the 2000 Stock Option Plan (Form S-8 No. 333-61180) and pertaining to the 2006 Non-Employee Directors Long-Term Equity Incentive Plan (Form S-8 No. 333,145771) of GlobalSCAPE, Inc. of our report dated March 21, 2008 (August 28, 2008 as to note 12 and the effects of the restatement) with respect to the consolidated financial statements of GlobalSCAPE, Inc. included in the Annual Report (Form 10-K) as of December 31, 2006 and 2007 (restated), and for the years ended December 31, 2005, 2006 and 2007 (restated).

/s/ PMB Helin Donovan, LLP

Austin, Texas

August 28, 2008